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                                   Exhibit 23.2



                         CONSENT OF INDEPENDENT ACCOUNTANTS

   We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement (Form S-8) pertaining to the Cornerstone Natural Gas, Inc., 1993 Long Term Incentive Plan and to the incorporation by reference therein of our report dated March 7, 1994, with respect to the consolidated balance sheet at December 31, 1993, and the consolidated statements of operations, cash flows and changes in stockholders' equity for each of the two years in the period ended December 31, 1993, included in the Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.

                                            ERNST & YOUNG LLP


Dallas, Texas
August 29, 1995